CENTURA SOFTWARE CORPORATION SUBSIDIARIES

Centura Software AG

Centura Software Asia Pacific Pty Limited

Centura Software B.V.

Centura Software S.A.R.L.

Centura Software GmbH (Austria)

Centura Software GmbH

Gupta Hong Kong Ltd.

Centura Software S.r.l.

Centura Software de Mexico, S.A. de C.V.

Centura Software PTE Limited

Gupta Software Canada, Ltd.

Centura Software Limited

Centura Embedded Systems KK (Japan)

Centura de Brasil Ltda

Raima Deutschland GmbH

Centura Solutions Corporation

Raima Corporation

Raima ANZ Pty Limited

Raima International Sales Corporation